Exhibit 10.52

Voting Trust Agreement

This Voting Trust Agreement (“Agreement”) dated as of the 4 day of June, 2008 between Rentar Logic, Inc., a Delaware corporation (“Corporation”), and Rentar Environmental Solutions, Inc., a Delaware corporation (“Rentar”) and NuState Energy Holdings, Inc., a Nevada corporation (“NuState”), referred to in this Agreement collectively as the “Shareholders”, and Rentar Environmental Solutions, Inc. referred to in this Agreement as the “Trustee.” The names and addresses of the Shareholders and the number of shares owned by each are as follows:

NAME OF SHAREHOLDER	% OF STOCK	NUMBER OF SHARES OF STOCK	ADDRESS.

Rentar Environmental Solutions, Inc.	51%	510	11586 Pierson Road Wellington, FL 33414

NuState Energy Holdings, Inc.	49%	490	c/o James M. Schneider, Esq. Schneider Weinberger & Beilly LLP 2200 Corporate Blvd. NW, Ste 210 Boca Raton, FL 33431

TOTAL	100%	1,000

RECITALS

A.
WHEREAS, each of the Shareholders represents that it is the owner of the number of shares of capital stock of Rentar Logic, Inc. (the “Corporation”) set forth opposite its name above.

B.
WHEREAS, in order to provide for the smooth and efficient operation of the Corporation, to prevent conflicts, and to avoid deadlocks, the Shareholders deem it to be in the best interest of the Corporation and of all the Shareholders that this Agreement be executed.

C.
WHEREAS, NuState Energy Holdings, Ltd. (“NuState”) and Rentar Environmental Solutions, Inc. (“Rentar”) entered into a certain April 10, 2008 Software Transaction Agreement, a certain June 4, 2008 Shareholder Agreement, and this June 4, 2008 Voting Trust Agreement, which provide that the shares of the Corporation owned by NuState and the shares of the Corporation owned by Rentar will be voted as a block as determined by Rentar, among other matters.

For the reasons stated above among others, the Shareholders, in consideration of their mutual promises, agree with each other and with the Trustee, and the Trustee agrees with the Shareholders, as follows:

1.0 Recitals part of this Agreement.
The above recitals are true and correct and are incorporated into this Agreement.

2.0 Transfer of Stock to Trustee.
Each Shareholder shall deposit the number of shares of capital stock set forth opposite its name above and the certificates for the stock, together with sufficient instruments duly executed for the transfer to the Trustee, and shall receive in exchange voting trust certificates. Upon deposit, all shares represented by the stock certificates deposited shall be transferred on the books of the Corporation to the names of the Trustee, who is authorized and empowered ( including by way of attorney in fact for each of NuState and of Rentar) to cause the transfers to be made, and also to cause any further transfers to be made that may become necessary due to a change in the identity of the Trustee as provided below.

3.0 Trustee's Control Over Stock.
During the period this Agreement remains in force, the Trustee shall possess legal title to the shares deposited, and shall be entitled to exercise all rights, including the right to vote in person or by proxy, in respect of any and all deposited shares. However, each holder of a trust certificate issued by the Trustee shall be entitled to receive payments equal to any and all dividends collected by the Trustee with respect to shares of stock deposited by the respective trust certificate holder.

4.0 Voting Trust Certificate.
On deposit by any Shareholder of a certificate or certificates for shares of stock under this Agreement, accompanied by instruments of transfer, the Trustee shall deliver or cause to be delivered to that Shareholder, a voting trust certificate or certificates for the same number of shares of stock as that represented by the certificate or certificates deposited. The voting trust certificates shall be in substantially the following form:

VOTING TRUST CERTIFICATE
Rentar Logic Inc. No. [Number of certificate]. [Number of Shares] Shares

This certifies that [name of shareholder] has deposited [number of shares] shares of the capital stock of Rentar Logic Inc. with the undersigned as Trustee under a voting Trust Agreement dated as of the ___ day of ________, 2008 between holders of capital stock of Rentar Logic, Inc., and Rentar Environmental Inc., as Trustee, and their successors, as trustee. This certificate and the interest represented is transferable only on the books of the Trustee on presentation and surrender. The holder of this certificate takes it subject to all the terms and conditions of the Voting Trust Agreement, and becomes a party to that agreement, and is entitled to the benefits of the agreement.

Executed by the undersigned as Trustee on [date of execution].

_________________________________
Rentar Environmental Solutions, Inc., as Trustee
[Address of Trustee]

5.0 Additional Stock.
The Trustee may, from time to time, receive any additional fully paid shares of the capital stock of the Corporation on the same terms and conditions as are set forth in this Agreement, and in respect of all shares received, the Trustee shall issue and deliver certificates substantially of the form set out above, entitling the holder to all the rights specified above.

6.0 Dividends.
All dividends that may accrue on the stock deposited under this Agreement shall be distributed pro rata among the holders of the voting trust certificates in the proportion to which they are entitled.

7.0 Sale of Stock and Certificates by Shareholders.
During the period of this Agreement, the Shareholders agree, and the Trustee accepts this voting trust only on the condition, that the Shareholders will not sell their respective shares. However, the voting trust certificates shall be freely transferable, and transfers of the certificates shall vest in the transferee all rights and interests of the transferor subject to any other agreements between the Corporation and the Shareholders in various capacities. On any such transfer, the Trustee will deliver or cause to be delivered to the transferee a voting trust certificate or certificates for the same number of shares of stock called for by the voting trust certificate transferred. Until the transfer, the Trustee shall treat the registered holder of a voting trust certificate as owner for all purposes. Every assignee or transferee of a voting trust certificate issued shall, by the acceptance of the certificate, become a party to this Agreement with like effect as though an original subscriber. The transfer of the Voting Trust Certificates shall be subject to that certain June 4, 2008 Shareholder Agreement of the Corporation and the Shareholders.

8.0 Rights of Trustee.
During the period this Agreement remains in effect, the Trustee shall possess and shall be entitled to exercise, in person or by proxy, all rights and powers of absolute owners in respect of all the stock of the corporation deposited with them, including the right to vote on, to take part in, and consent to, any corporate or shareholders' action of any kind, and to receive dividends and distributions on the stock. The Trustee’s right to vote shall include the right to vote for the election of directors and in favor of or in opposition to any resolution or proposed action of any character that may require the consent of Shareholders.

9.0 Election of Directors.
For as long as this Agreement shall remain in effect, the Trustee shall vote the stock deposited to effect the election of and to continue in office a board of directors consisting of:
Joel S. Ratner, Chairman
Frank Reilly
Richard Hersh
Richard Warner
Brian Gibbons

10.0 Termination of Voting Trust.
Unless the Trustee exercises its right, which is expressly granted to it, to terminate this Agreement, the Trustee shall distribute the stock of the Corporation held by it to the holders of the voting trust certificates in proportion to their respective holdings on surrender of their certificates to the Trustee, as may be instructed by the Shareholders, and this Agreement shall then terminate.

11.0 Sale or Purchase of Stock or Certificate by Trustee.
Nothing contained in this Agreement shall deprive the Trustee of the privilege to be enjoyed by all other depositors of selling or otherwise disposing of voting trust certificates as they see fit, or of purchasing additional certificates, or of purchasing additional stock and selling it.

12.0 Compensation of Trustee.
The Trustee shall not be entitled to any compensation for its services as Trustee.

13.0 Resignation of Trustee.
Trustee may resign at any time by delivering to the Shareholders a written resignation, to take effect no sooner than sixty days thereafter. Any vacancy, whether occurring by reason of death, resignation, or otherwise, shall be filled by appointment by the Shareholders, and the term Trustee as used here shall apply to successor Trustee appointed under this Agreement.

14.0 Trustee's Liability.
In voting the shares of stock held by the Trustee or doing any other act with respect to the control or management of the Corporation as holders of the stock deposited under this Agreement, the Trustee shall exercise its best judgment in the interest of the Corporation, to the end that its affairs be properly managed. However, no Trustee shall be liable for any error of judgment or mistake of law or fact or for any error or omission except for the Trustee’s willful misconduct.

15.0 Amendment of Voting Trust.
This Agreement may be amended or terminated at any time by an instrument in writing duly executed and acknowledged by the owners and holders of trust certificates representing a majority of the shares of stock deposited under this Agreement.

16.0 Acceptance of Trust by Trustee.
The Trustee accepts this trust subject to all the terms and conditions of this Agreement, and agree that it will exercise its powers and perform their duties as set forth here. However, nothing contained in this Agreement shall be construed to prevent the Trustee from resigning and discharging itself from the Trust.

Executed at Miami Dade County, Florida as of the date first listed above.

WITNESSES:	CORPORATION:
Rentar Logic, Inc.,
/s/ Richard Hersh	By:	/s/ Joel Ratner
/s/ Richard Warner		Authorized Representative

SHAREHOLDERS:
/s/ Richard Hersh	By:	/s/ Frank Reilly
/s/ Richard Warner	Shareholder: NuState Energy Holdings, Inc.
	By:	Frank Reilly

/s/ Richard Hersh	By:	/s/ Joel Ratner
/s/ Richard Warner	Shareholder: Rentar Environmental Solutions, Inc.
	By:	Joel Ratner

TRUSTEE:
/s/ Richard Hersh	By:	/s/ Joel Ratner
/s/ Richard Warner	Trustee: Rentar Environmental Solutions, Inc.
	By:	Joel Ratner, Authorized Representative